NEUBERGER BERMAN OCTOBER 31, 2003


Report of Votes of Shareholders Unaudited

A special meeting of shareholders of Neuberger Berman Income Funds the Trust was held on September 23, 2003. Upon completion of the acquisition of Neuberger Berman Inc. by Lehman Brothers Holdings Inc. the Transaction, the Trusts management and subadvisory agreements, on behalf of each Fund, with NB Management and Neuberger Berman LLC, respectively,automatically terminated. To provide for continuity of management, the shareholders of each Fund voted on the following matters which became effective upon completion of the Transaction on October 31, 2003

Proposal 1 To Approve a New Management Agreement between the Trust and NB Management, with respect to each Fund


Neuberger Berman
Income Funds
Votes For
Votes Against
Abstentions
Cash Reserves
596,707,419.069
8,317,828.455
5,938,956.973
Government Money Fund
1,030,679,626.825
5,217,193.656
2,461,234.352
High Income Bond Fund
34,825,921.522
402,396.561
296,629.649
Limited Maturity Bond
Fund
20,292,228.205
458,861.813
584,652.453
Municipal Money Fund
462,577,413.060
602,818.900
2,303,438.810
Municipal Securities
Trust
2,031,077.246
59,274.082
80,161.534


Proposal 2 To Approve a New SubAdvisory Agreement with respect to the Trust and each Fund, between NB Management and Neuberger Berman LLC


Neuberger Berman
Income Funds
Votes For
Votes Against
Abstentions
Cash Reserves
596,613,791.639
8,360,015.992
5,990,396.866
Government Money Fund
1,030,336,409.031
5,531,162.043
2,490,483.759
High Income Bond Fund
34,804,081.486
409,974.351
310,891.895
Limited Maturity Bond
Fund
20,280,603.071
464,508.872
590,630.528
Municipal Money Fund
460,615,479.860
564,355.340
2,303,835.570
Municipal Securities
Trust
2,056,318.756
65,253.253
48,940.853

Abstentions were counted as shares that were present and entitled to vote for purposes of determining a quorum and had a negative effect on the proposals.